UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2006

Alico, Inc.

                       Florida                                          0-261                                        59-0906081
                            (State of other jurisdiction                       (Commission                                          (IRS Employer
                            of incorporation)                                       File Number)                                          Identification No.)

                       P.O. Box 338, La Belle, FL                                                          33975
                              (Address of principal executive offices)                                                            (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Incorporated by reference is a press release issued by the Registrant on January 17, 2006, attached as Exhibit 99.1, announcing earnings for the quarter ended November 30, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing earnings for the quarter ended November 30, 2005, dated January 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: January 17, 2006                                                                             By: /s/ John R. Alexander
                                                                                                                                  John R. Alexander
                                                                                                                                   President &
                                                                                                                                  Chief Executive Officer

Exhibit 99.1

Alico, Inc. Reports First Quarter Earnings

La Belle, FL., January 17, 2006 -- Alico, Inc., (NASDAQ: ALCO) one of the South's best known agribusiness companies operating in Central and Southwest Florida, announced net earnings for the first quarter of fiscal year 2006 of $1.2 million, or $0.16 per share, compared with net earnings of $1.0 million, or $0.13 per share, during the first quarter of fiscal year 2005.

Operating revenues during the first quarter of fiscal year 2006 totaled $6.7 million, compared with $7.6 million for the first quarter of fiscal year 2005. The decrease in operating revenues was primarily due to decreased revenues from the sale of rock and sand products.

John R. Alexander, Chairman and Chief Executive Officer, noted, “Hurricane Wilma, a category three hurricane, swept through southwest Florida on October 24, 2005, causing extensive damage to the Company’s crops and infrastructure in Collier and Hendry Counties. The Company recorded a casualty loss of $5.7 million of damages to crop inventories and infrastructure from the hurricane. However, increased income from bulk real estate sales ($4.4 million compared with $0.0 million for the three months ended November 30, 2005 and November 30, 2004, respectively) and interest and investment income ($5.0 million for the three months ended November 30, 2005 compared with $1.3 million for the three months ended November 30, 2004) offset the casualty loss and loss from operations ($1.0 million loss compared with $1.1 million income for the three months ended November 30, 2005 and 2004, respectively).”

Addressing the divisional results, Mr. Alexander noted that:

* The Citrus Division reported operating profits of $0.6 million during the first quarter of fiscal 2006, compared with $0.8 million for the first quarter of fiscal year 2005. Hurricanes, citrus canker finds and increased real estate development in the central and southern portions of Florida where the majority of citrus is produced within the state have combined to reduce the supply of citrus for the past two years, resulting in price increases for citrus products across the industry. However, crop losses in the current fiscal year due to hurricane Wilma are expected to continue to offset the increased prices for citrus products.

* Sugarcane and sod generated a loss of $0.6 million for the three months ended November 30, 2005 compared with earnings of $0.4 million for the three months ended November 30, 2004. Fertilizer is the largest component of production costs for the Company’s sugarcane crop. Due to price increases in the cost of fuel used to produce fertilizer, fertilizer prices increased 23% over their prior year levels. The increased price of fertilizer caused the Company’s production costs per ton to rise above the expected net realizable value. As a result, the Company adjusted its inventoried sugarcane crop by $834 thousand in the first quarter of fiscal 2005, charging it to cost of sales. This adjustment, caused by the price increase in fertilizer described above, was the primary cause of the loss.

* Ranch earnings increased during the three months ended November 30, 2005 when compared to the same period a year ago ($0.5 million compared to $0.2 million for the quarters ended November 30, 2005 and 2004, respectively). Prices for Alico’s beef products have improved during the current year compared to the prior year ($0.82 per pound average for the first quarter months of fiscal year 2006, compared to $0.76 per pound for the first quarter of fiscal 2005). The price increase is the primary cause for the increased profits in the current year.

Management expects continued profitability from the Company's agricultural operations in fiscal year 2006, but at reduced levels from fiscal year 2005 due to the hurricane.

 About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk Counties . The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.